Exhibit 1.2

EXECUTION COPY

KRAFT FOODS INC.

(the “Company”)

Debt Securities

TERMS AGREEMENT

February 4, 2010

To: The Representatives of the Underwriters identified herein

Ladies and Gentlemen:

The undersigned agrees to sell to the several Underwriters named in Schedule A hereto for their respective accounts, on and subject to the terms and conditions of the Amended and Restated Underwriting Agreement dated December 5, 2007, which is incorporated by reference in the Company’s registration statement on Form S-3 (No. 333-147829), relating to debt securities (the “Underwriting Agreement”), the following securities (the “Offered Securities”) on the following terms (unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined):

OFFERED SECURITIES

Title:

2.625% Notes due 2013 (the “2013 Notes”).

4.125% Notes due 2016 (the “2016 Notes”).

5.375% Notes due 2020 (the “2020 Notes”).

6.500% Notes due 2040 (the “2040 Notes” and, together with the 2013 Notes, the 2016 Notes and the 2020 Notes, the “Notes”).

Aggregate Principal Amount:

$1,000,000,000 aggregate principal amount of 2013 Notes, $1,750,000,000 aggregate principal amount of 2016 Notes, $3,750,000,000 aggregate principal amount of 2020 Notes and $3,000,000,000 aggregate principal amount of 2040 Notes.

Interest:

The 2013 Notes will bear interest at the rate of 2.625% per annum, the 2016 Notes will bear interest at the rate of 4.125% per annum, the 2020 Notes will bear interest at the rate of 5.375% per annum and the 2040 Notes will bear interest at the rate of 6.500% per annum. Interest on the 2013 Notes will accrue from February 8, 2010 and will be payable semi-annually in arrears on May 8 and November 8 of each year, to holders of record on the preceding April 23 or October 24, as the case may be, commencing on November 8, 2010. Interest on the 2016 Notes will accrue from February 8, 2010 and will be payable semi-annually in arrears on February 9 and August 9 of each year, to holders of record on the preceding January 25 or July 25, as the case may be, commencing on August 9, 2010. Interest on the 2020 Notes will accrue from February 8, 2010 and will be payable semi-annually in arrears on February 10 and August 10 of each year, to holders of record on the preceding January 26 or July 26, as the case may be, commencing on August 10, 2010. Interest on the 2040 Notes will accrue from February 8, 2010 and will be payable semi-annually in arrears on February 9 and August 9 of each year, to holders of record on the preceding January 25 or July 25, as the case may be, commencing on August 9, 2010.

Interest on the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Maturity:

The 2013 Notes will mature on May 8, 2013, the 2016 Notes will mature on February 9, 2016, the 2020 Notes will mature on February 10, 2020 and the 2040 Notes will mature on February 9, 2040.

Currency of Denomination:

United States Dollars ($).

Currency of Payment:

United States Dollars ($).

Indenture:

The Notes will be issued under the Indenture dated as of October 17, 2001 between the Company and Deutsche Bank Trust Company Americas (as successor trustee to The Bank of New York who was successor trustee to The Chase Manhattan Bank), as trustee.

Form and Denomination:

Book-entry form only represented by one or more global securities deposited with The Depository Trust Company, including its participants Clearstream or Euroclear, or their respective designated custodian, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Change of Control:

Upon the occurrence of both (i) a change of control of the Company and (ii) a downgrade of a series of Notes below an investment grade rating by each of Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services and Fitch, Inc. within a specified period, the Company will be required to make an offer to purchase Notes of such series at a price equal to 101% of the aggregate principal amount of such Notes, plus accrued and unpaid interest to the date of repurchase as and to the extent set forth in the Company’s Prospectus Supplement relating to the Notes dated February 4, 2010 (the “Prospectus Supplement”) under the caption “Description of Notes—Change of Control.”

Redemption for Tax Reasons:

The Company may redeem all, but not part, of the Notes of a series upon the occurrence of specified tax events described under the caption “Description of Notes—Redemption for Tax Reasons” in the Prospectus Supplement.

Conversion Provisions:

None.

Sinking Fund:

None.

Listing:

None.

Delayed Delivery Contracts:

None.

Payment of Additional Amounts:

In addition, the Company shall pay Additional Amounts to holders as and to the extent set forth under the caption “Description of Notes—Payment of Additional Amounts” in the Prospectus Supplement.

Purchase Price:

99.481% of the principal amount of the 2013 Notes, plus accrued interest, if any, from February 8, 2010.

99.283% of the principal amount of the 2016 Notes, plus accrued interest, if any, from February 8, 2010.

98.726% of the principal amount of the 2020 Notes, plus accrued interest, if any, from February 8, 2010.

98.161% of the principal amount of the 2040 Notes, plus accrued interest, if any, from February 8, 2010.

Expected Reoffering Price:

99.731% of the principal amount of the 2013 Notes, plus accrued interest, if any, from February 8, 2010.

99.658% of the principal amount of the 2016 Notes, plus accrued interest, if any, from February 8, 2010.

99.176 % of the principal amount of the 2020 Notes, plus accrued interest, if any, from February 8, 2010.

99.036% of the principal amount of the 2040 Notes, plus accrued interest, if any, from February 8, 2010.

Additional Agreements of the Company:

Not applicable.

OTHER MATTERS

Closing:

9:00 a.m., New York City time, on February 8, 2010, at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017. Payment for the Notes will be made in Federal (same day) funds.

Settlement and Trading:

Book-Entry Only via DTC, Clearstream or Euroclear.

Names and Addresses of the Representatives and Lead Underwriters:

BNP Paribas Securities Corp.

787 Seventh Avenue

New York, New York 10019

Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

Deutsche Bank Securities Inc.

60 Wall Street

New York, New York 10005

HSBC Securities (USA) Inc.

452 Fifth Avenue

New York, New York 10018

RBS Securities Inc.

600 Washington Boulevard

Stamford, Connecticut 06901

The respective principal amounts of the Offered Securities to be severally purchased by each of the Underwriters are set forth opposite their names in Schedule A hereto.

The provisions of the Underwriting Agreement are incorporated herein by reference, except that, notwithstanding anything in Section 4(h) of the Underwriting Agreement to the contrary, the Underwriters shall pay all expenses (including reasonable fees and disbursements of counsel) incurred in connection with qualification of the Offered Securities for sale and any determination of their eligibility for investment under the laws of such jurisdictions as the Representatives reasonably designate.

For purposes of the representations and warranties contained in Section 2 of the Underwriting Agreement, Cadbury plc (“Cadbury”) shall be deemed to be a Significant Subsidiary of the Company, and all representations and warranties made by the Company with respect to Cadbury shall be made to the best knowledge of the Company.

In addition to the representations and warranties contained in Section 2 of the Underwriting Agreement, the Company, as of the date hereof and as of the Closing Date, represents and warrants to, and agrees with, each Underwriter that:

(a) The terms of the Company’s offer to acquire each outstanding Cadbury share, including each share represented by Cadbury American Depositary Shares (the “Offer”), as set forth in the prospectus/offer to exchange (the “Offer Document”) contained in the Company’s Registration Statement on Form S-4 (File No. 333-163483) (the “Form S-4”), comply in all material respects with the Act, the Exchange Act (as modified by the No-Action and Exemptive Letter from the Staff of the Commission to the Company, dated December 9, 2009) and the U.K. City Code on Takeovers and Mergers (the “U.K. Takeover Code”). The Company has complied in all material respects with the Act, the Exchange Act (as modified by the No-Action and Exemptive Letter from the Staff of the Commission to the Company, dated December 9, 2009) and the provisions of the U.K. Takeover Code as they have been administered, interpreted and applied by the Panel on Takeovers and Mergers during the course of the Offer and while the Offer has been in contemplation. The Company has complied in all material respects with the terms of the Offer and it has performed all of its obligations under the terms of the Offer to be performed by the Company on or prior to the date hereof.

(b) No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required for the consummation of the Offer, except (i) such as have been obtained or made, as the case may be, (ii) such as may be required under the Act or applicable state or foreign securities laws or (iii) as would not have a Material Adverse Effect.

(c) The consummation of the Offer and compliance with the terms thereof will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, or result in the imposition of any lien, charge or encumbrance upon any property or assets of the Company, Cadbury or any subsidiary of the Company or Cadbury pursuant to (i) any law, any statute, any rule, regulation or order of any governmental agency or body or any court having jurisdiction over the Company, Cadbury or any subsidiary of the Company or Cadbury or any of their respective properties, (ii) any agreement or instrument to which the Company, Cadbury or any such subsidiary is a party or by which the Company, Cadbury or any such subsidiary is bound or to which any of the properties of the Company, Cadbury or any such subsidiary is subject, or (iii) the charter or by-laws of the Company, Cadbury or any Significant Subsidiary of the Company or Cadbury, which breach, violation, default, lien, charge or encumbrance, in the case of clauses (i) and (ii) only, would have a Material Adverse Effect or have a material adverse effect on the transactions contemplated by this Terms Agreement (including the provisions of the Underwriting Agreement).

(d) All conditions to the Offer have been satisfied or, to the extent capable of waiver, waived prior to the expiration of the Offer in accordance with the terms of the Offer.

(e) To the best knowledge of the Company, (i) Cadbury’s financial statements included or incorporated by reference in the Registration Statement, the Pricing Prospectus and the Prospectus present fairly, in all material respects, the consolidated financial position of Cadbury and its subsidiaries as of the dates shown and their results of operations and cash flows for the periods shown and all such financial statements have been prepared in conformity with IFRS applied on a consistent basis during the periods involved (except for changes required by changes in such accounting principles) and comply as to form with the applicable accounting requirements of the Act; (ii) any schedules included or incorporated by reference in the Registration Statement present fairly, in all material respects, the information required to show therein; and (iii) the other financial data of Cadbury and its consolidated subsidiaries included in the Registration Statement, the Pricing Prospectus and the Prospectus, present fairly, in all material respects, on the basis stated in the Registration Statement, the Pricing Prospectus and the Prospectus, the information shown therein.

In addition to the covenants contained in Section 4 of the Underwriting Agreement, the Company agrees with the several Underwriters that:

(a) The Company will comply, and (after the consummation of the Offer) will cause Cadbury to comply, in all material respects, with the Act, the Exchange Act and the U.K. Takeover Code so as to permit the consummation of the Offer. The Company will comply in all material respects with the terms of the Offer and perform in all material respects all of its obligations under the terms of the Offer.

(b) The Company will apply the net proceeds from the sale of the Offered Securities as described in each of the Pricing Disclosure Package and the Prospectus under the heading “Use of Proceeds.”

In addition to the conditions precedent contained in Section 5 of the Underwriting Agreement, the obligations of the several Underwriters to purchase and pay for the Offered Securities will be subject to the following additional conditions precedent:

(a) The Representatives shall have received an opinion, dated the Closing Date, from Gibson Dunn & Crutcher LLP, substantially in the form attached hereto as Exhibit A, and Clifford Chance LLP, substantially in the form attached hereto as Exhibit B, each acting as counsel for the Company.

(b) On or prior to the date hereof, the Representatives shall have received a letter or letters, in form and substance satisfactory to the Representatives, dated the date of delivery thereof, of Cadbury’s independent accountants confirming that as of the date of their report and during the period covered by such financial statements on which they reported, they were independent public accountants within the meaning of the Act and the applicable published Rules and Regulations thereunder and, stating, as of the date of such letter or letters (or with respect to matters involving changes or developments since the respective dates as of which specified financial information is given or incorporated in the Preliminary Prospectus and the Prospectus, as of a date not more than three days prior to the date of such letter or letters, provided that such date shall be after the date of the Prospectus), the conclusions and findings of such firm or firms with respect to the financial statements and certain financial information contained in the Registration Statement, the Prospectus and the Pricing Disclosure Package.

(c) The Representatives shall have received a letter or letters in form and substance satisfactory to the Representatives, dated the Closing Date, of Cadbury’s independent accountants which confirms the conclusion and findings set forth in the letter or letters of such firm or firms delivered pursuant to the requirements of paragraph (b) above, except that the specified date referred to in such subsection will be a date not more than three days prior to the Closing Date for purposes of this paragraph.

For purposes of the Underwriting Agreement, the “Applicable Time” shall be 4:00 p.m. (Eastern time) on February 4, 2010.

Section 1 of the Underwriting Agreement is amended to replace the phrase “The Bank of New York (as successor to The Chase Manhattan Bank)” with “Deutsche Bank Trust Company Americas (as successor trustee to The Bank of New York who was successor trustee to The Chase Manhattan Bank).”

The Offered Securities will be made available for checking at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, at least 24 hours prior to the Closing Date.

For purposes of Section 6 of the Underwriting Agreement, the only information furnished to the Company by the Underwriters for use in the Prospectus consists of the following information in the Prospectus: the information contained in the fifth and sixth paragraphs under the caption “Underwriting” in the prospectus supplement.

If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to the Company one of the counterparts hereof, whereupon it will become a binding agreement between the Company and the several Underwriters in accordance with its terms.

Very truly yours,

KRAFT FOODS INC.

By:
/s/ Barbara L. Brasier
Name: Barbara L. Brasier
Title: Senior Vice President and Treasurer

The foregoing Terms Agreement is hereby confirmed and accepted as of the date first above written.

BNP PARIBAS SECURITIES CORP.

By:
/s/ Jim Turner
	Name:	Jim Turner
	Title:	Managing Director
Head of Debt Capital Markets

CITIGROUP GLOBAL MARKETS INC.

By:
/s/ Brian D. Bednarski
	Name:	Brian D. Bednarski
	Title:	Managing Director

DEUTSCHE BANK SECURITIES INC.

By:
/s/ Ben-Zion Smilchensky
	Name:	Ben-Zion Smilchensky
	Title:	Managing Director

By:
/s/ Jared Birnbaum
	Name:	Jared Birnbaum
	Title:	Director

HSBC SECURITIES (USA) INC.

By:
/s/ Diana M. Kenna
	Name:	Diana M. Kenna
	Title:	Senior Vice President

RBS SECURITIES INC.

By:
/s/ Moshe Tomkiewicz
	Name:	Moshe Tomkiewicz
	Title:	Managing Director

Acting on behalf of themselves and as the Representatives of the several Underwriters.

2

SCHEDULE A

Underwriter	$1,000,000,000 Principal Amount of 2013 Notes	$1,750,000,000 Principal Amount of 2016 Notes	$3,750,000,000 Principal Amount of 2020 Notes	$3,000,000,000 Principal Amount of 2040 Notes

Barclays Capital Inc.	$94,444,000	$165,277,000	$354,166,000	$283,333,000

BBVA Securities Inc.	$94,444,000	$165,277,000	$354,166,000	$283,333,000

BNP Paribas Securities Corp.	$94,448,000	$165,277,000	$354,166,000	$283,333,000

Citigroup Global Markets Inc.	$94,444,000	$165,277,000	$354,166,000	$283,333,000

Credit Suisse Securities (USA) LLC	$94,444,000	$165,277,000	$354,166,000	$283,333,000

Deutsche Bank Securities Inc.	$94,444,000	$165,277,000	$354,172,000	$283,333,000

HSBC Securities (USA) Inc.	$94,444,000	$165,277,000	$354,166,000	$283,336,000

RBS Securities Inc.	$94,444,000	$165,284,000	$354,166,000	$283,333,000

SG Americas Securities LLC	$94,444,000	$165,277,000	$354,166,000	$283,333,000

Banca IMI S.p.A.	$30,000,000	$52,500,000	$112,500,000	$90,000,000

DnB NOR Markets, Inc.	$30,000,000	$52,500,000	$112,500,000	$90,000,000

Mizuho Securities USA Inc.	$30,000,000	$52,500,000	$112,500,000	$90,000,000

Santander Investment Securities Inc.	$30,000,000	$52,500,000	$112,500,000	$90,000,000

Blaylock Robert Van, LLC	$7,500,000	$13,125,000	$28,125,000	$22,500,000

Cabrera Capital Markets, LLC	$7,500,000	$13,125,000	$28,125,000	$22,500,000

CastleOak Securities, L.P.	$7,500,000	$13,125,000	$28,125,000	$22,500,000

Lazard Capital Markets LLC	$7,500,000	$13,125,000	$28,125,000	$22,500,000

Total	$1,000,000,000	$1,750,000,000	$3,750,000,000	$3,000,000,000